Exhibit 99.1

ICON Income Fund Eight A L.P.
2007 Year End Liquidation Update

This update covers the year 2007 and is intended to give registered representatives and their investors in ICON Income Fund Eight A L.P. (“Eight A”) a description of Eight A’s activities for the year and an outlook for the future.  As a fund manager, ICON Capital Corp. (“ICON”) actively and prudently manages Eight A’s portfolio to yield the best possible return to investors.  As a public program, Eight A has reported to you regularly through quarterly, annual and current reports filed with the SEC.  These important disclosure documents provide comprehensive required information; however, it is here that we try and summarize the information contained in those documents to give you a better overview of what is going on in Eight A.

There were two leases that matured in 2007, and these as well as other dispositions are discussed below.  Also below is a summary of the remaining assets in Eight A’s portfolio.

 $5,628,144 Investment in Equipment Chartered to BP Amoco

The Equipment:  One 115-foot, 3,900 horsepower twin-screw tugboat and one 70,000 barrel, 414-foot, double-hull oil barge.

Investment:  In March of 1999, Eight A purchased the tugboat and oil barge for a total equity investment of approximately $5.6 million. In addition, Eight A initially assumed debt in the amount $7.3 million for a total purchase price of approximately $12.9 million.  The original note was refinanced in December of 2001 and again in February of 2003. Both the barge and tugboat were subject to a bareboat charter whose initial term ended in January of 2003, but was renewed for an additional five years.

Outcome:  During the original base term of the charter, Eight A refinanced the associated non-recourse debt and extended the charter.  Prior to the scheduled expiration of the extended term in January 2008, Eight A’s remarketing efforts resulted in sale of the vessels on June 25, 2007 for $9.2 million, resulting in Eight A realizing proceeds in total of $10.9 million over the life of the lease term.

$3,783,000 Investment in Equipment Leased to FedEx Corporation

The Equipment: One 1979-built McDonnell Douglas DC-10-30F aircraft equipped with three General Electric CF6-50C2 engines.

Investment:  In March 2004, Eight A purchased a 90% interest in the aircraft and the lease for $3,783,000 (ICON Income Fund Ten, LLC (“Fund Ten”) owned 10%).  In addition, Eight A assumed non-recourse debt in the amount of $18,999,000 at an interest rate of 4% per annum that matured in March 2007, simultaneously with the lease.

Outcome: In September 2006, FedEx Corporation (“FedEx”) sent irrevocable notice of its intent to purchase the aircraft at lease expiry.  In accordance with the terms of the lease, the purchase price for the aircraft was to be determined based on a series of appraisals performed by independent appraisers.  On March 30, 2007, Eight A sold the aircraft to FedEx for $4,260,000 pursuant to a formula in the lease that calculated the sales price of the aircraft based on an average of the two appraisals that were closest in value.

$4,861,628 Investment in Equipment Leased to the Regus Group

The Equipment:  The equipment leased to the Regus Group consisted of furniture and fixtures as well as office and telecommunications equipment for six Regus Group locations.

Investment:  In December 1999, Eight A purchased the equipment subject to the lease for a total equity investment of $4,861,628 covering schedules I-1 through I-6.  When Regus filed for bankruptcy, the lease was restructured in order to reduce rental payments and allow the lessee to purchase certain equipment.  Prior to the restructuring, Eight A received $4,872,324 in rental payments from January 2000 to December 2002. The restructured term began on March 1, 2003, which extended the lease for 48 months to March 2007.

Outcome: At lease expiry the customer exercised its purchase option under the lease and purchased the equipment for one dollar.  Eight A received rental proceeds of $7,863,374 over the entire lease term.

 $5,072,738 Investment in Equipment Formerly Leased to Sabena Technics

The Equipment:  The equipment originally on lease to Sabena Technics consisted of one-hundred-eighty-eight serialized aircraft spare parts known as rotables.  All of the parts are for use on Airbus A310 aircraft.

Rotables are aircraft components that are essentially recycled. When an aircraft requires maintenance to replace a worn rotable, the worn item is removed from the aircraft, and the appropriate rotable from inventory is substituted in its place.  The worn item is then overhauled or it is repaired to a certified serviceable condition by an FAA-certified shop.

Investment:  In February 1999, Eight A purchased A310 rotables subject to lease for $2,978,345.  In February 2000, Eight A purchased a second lease schedule of A310 rotables for $1,961,000.  In December 2005, Eight A purchased a third lease schedule of A310 rotables for $133,393.

Outcome: In March 2007, Eight A sold its remaining inventory of rotable parts to a third party for $42,213.  Eight A received a total of $3,673,798 on this investment through rental payments and sale proceeds.

Current Portfolio

Eight A’s equipment portfolio is comprised of the following material assets.  Details on an asset-by-asset basis are provided below.

$4,040,000 Investment in Equipment Leased to Playcore Holdings, Inc. and its Subsidiaries

The Lessee:  Playcore Holdings, Inc. (“Playcore”), founded in 1985 and based in Chattanooga, TN, is a privately held playground equipment and backyard products manufacturer with two principal operating units, commercial and consumer playground equipment. Under the “GameTime”® and “Park & Play Structures”® brand names, Playcore manufactures custom metal and plastic playground systems for the commercial play market, including municipalities, park and recreation departments and schools.  Products are marketed through a network of independent sales agencies in the U.S. and Canada. Playcore’s consumer division manufactures and markets wood-based residential play systems and accessories under the “Swing-N-Slide”™ and “Timber Bilt”™ brand names. Products are sold through over 2,000 retail outlets, including Home Depot and Lowe’s.

Playcore is a market leader in its industry. As of June 2005, the company had the highest market share of the $465 million commercial play market and a 75% share of the $100 million consumer play sector. (Source: Playcore marketing materials).

The Equipment:  The equipment leased to Playcore comprises substantially all of Playcore’s production capability. The main items are a CNC Bending Machine and three Roto Mold Machines. The CNC Bending Machine bends and shapes raw materials into individual components that make up Playcore products. The Roto Mold Machines have a similar function, producing plastic moldings by forcing plastic into an existing mold through the use of centrifugal force.  Both types of machines have estimated useful lives remaining beyond 10 years.

Investment:  In December 2005, Eight A purchased the equipment for $4,040,000, which is governed by a Master Lease Agreement. The lease has two schedules both with a term of 36 months from the base term commencement date, January 1, 2006. The monthly rental amount is $134,000. Through December 31, 2007, the customer has paid $3,216,000. Assuming the customer makes all rent payments through lease expiry, Eight A will receive additional rental proceeds of $1,608,000 in 2008, totaling 4,824,000 totaling over the lease term.  At lease expiry the customer will have the option to purchase the equipment for $200,000. If the customer were to make all rental payments and exercise its $200,000 purchase option, Eight A would receive total proceeds of $5,024,000.

Expected Future Proceeds from Investment:  $1,808,000

Outlook: The equipment comprises substantially all of Playcore’s production capabilities and the costs associated with replacing the equipment would be excessive.  Additionally, the equipment has a considerably long useful life.  Therefore, it is anticipated that Playcore’s need for the equipment will extend beyond the base lease term and Playcore will exercise its most advantageous option to ensure its continued use of the equipment by purchasing the equipment for $200,000 at the expiration of the base term.  If the equipment were returned at the conclusion of the base term, it is also expected that Eight A would receive proceeds of approximately $200,000.

$2,000,000 Investment in Equipment Leased to Global Crossing Telecommunications, Inc.

The Lessee:  Global Crossing Telecommunications, Inc. (“Global Crossing” provides telephone, Internet and video conferencing services through its wholly-owned international Voice over Internet Protocol (VoIP) Network. Global Crossing is one of the leading providers of transcontinental and transoceanic communication services.  More than 40% of Fortune 500 Companies utilize Global Crossing’s services including JP Morgan Chase, General Electric, Microsoft and Sony. (Source: Global Crossing website and marketing materials).

The Equipment:  Various, innovative telecommunications voice transport systems and high capacity conferencing servers, including equipment manufactured by Juniper Networks and Sonus Networks. The equipment is installed in multiple domestic and international hub locations on Global Crossing’s VoIP Network.

Investment:  In December 2005, Eight A, in a joint venture with Fund Ten and ICON Leasing Fund Eleven, LLC (“Fund Eleven”), invested $2,000,000 in equipment subject to a 48-month lease with Global Crossing. Eight A has a 7.98% ownership in the equipment and is entitled to 7.98% of the total monthly rental amount of $615,479 along with any renewal rent that may be collected.

Expected Future Proceeds from Investment:  $1,577,662 - $1,778,106

Outlook:  The equipment is considered to be state-of-the-art and is completely integrated into Global Crossing’s international fiber optic network. Therefore, this equipment is expected to remain in place for a number of years beyond the base term expiry. In addition, it is projected that the number of homes and businesses utilizing VoIP services are expected to increase ten-fold by the year 2009.

$1,997,000 Investment in Equipment Leased to Rowan Companies, Inc.

 The Lessee:  Rowan Companies, Inc., founded in 1923, is a major international offshore and land drilling contractor.

The Equipment:  One Class 116-C Mobile Offshore Jack-Up Drilling Rig known as the “Rowan Cecil Provine”, built in 1982 by Marathon LeTourneau at a cost of $66,500,000.

Investment:  In March 2000, Eight A purchased a 25% interest in the residual value of the equipment for $1,997,000. In the event of a sale of the vessel, affiliates of Cypress Financial Corporation receive 100% of the first $7.5 million of proceeds, after which Eight A receives 50% of the next $7.5 million of proceeds.  Eight A is entitled to receive 25% of any residual proceeds in excess thereof.

Expected Future Proceeds from Investment:   $22,500,000 - $30,000,000

Outlook:  Given the current utilization for jackup oil rigs, the relatively high day rates that these rigs are commanding, and the high price of oil (which should continue for the foreseeable future), Eight A is optimistic that it will either be able to find a buyer for the Cecil Provine or enter into a favorable new charter for the Cecil Provine. Fair market appraisals of like type rigs valued this equipment in the range of $110 million to $160 million at lease expiry in June 2008.

The following chart depicts the net position of Eight A’s material assets.

Expected Future Proceeds From Investment
Lessee	Low	High
Rowan Companies	$22,500,000	$30,000,000
Playcore	$1,808,000	$1,808,000
Global Crossing	$1,577,662	$1,778,106

Total Proceeds Expected	$25,885,662	$33,586,106

Approximate No. of Units Outstanding at 12/31/07	735,232	735,232

Estimated Net Value Per Unit	$35.21	$45.68

Conclusion

This past year marked the six year anniversary of the tragic events of September 11, 2001.  While our country and its economy have rebounded, these events irreparably damaged Eight A’s performance and, as a result, Eight A will not reach its original expectations.  As of December 31, 2007, limited partners that invested in Eight A at its commencement in October 1998, will have received cash distributions of $82.33 for every $100 invested. ICON anticipates that as of December 31, 2007, Eight A’s limited partners will receive additional distributions totaling anywhere from $35-$45/unit, as depicted above.    However, as discussed below, these estimates are subject to uncertainties of the equipment leasing marketplace and, therefore, actual results may be higher or lower than the estimates of future proceeds contained herein.

The table below illustrates the major airline investments made by Eight A that were impacted by September 11th.  The difference between expected pre-September 11, 2001 value and actual post-September 11 realized value illustrates how and why Eight A will not achieve our original hopes for total return.

Lessee	Acquisition Date	Equity Invested	Anticipated Residual Value	Amount Realized	Shortfall
America West	March 1999	$3,230,625	$5,180,000	$2,699,912	$(2,480,088)
KLM	September 1999	$5,750,628	$18,540,000	$ 0	$(18,540,000)
FedEX	September 1999	$3,783,000	$7,400,000	$4,260,000	$(3,140,000)

In conclusion, Eight A, which was only a $75 million offering, suffered a loss of $24 million of anticipated proceeds resulting from the impact of September 11 (as well as the likely reinvestment of earnings thereon).  This illustrates why Eight A has not achieved our original hopes.  Due to the performance of some notable transactions that have exceeded original expectations, Eight A has been able to offset some of these results.  For example, in a pre-September 11, 2001 (May 2001) transaction involving an engine leased to American Airlines, Inc., Eight A was able to double the return on its investment in less than two years.  This illustrates the difference in the value of aviation assets between pre- and post-September 11, 2001 sales.

As always, we are happy to answer any additional questions that you may have.  Please reach us at the following numbers:  Investors:  800-343-3736; Registered Representatives:  800-435-5697.

Neither Eight A nor its General Partner accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the headings “The Lessee” contained within this document. The estimates and projections contained in this update do not take into account any fees or expenses (including, but not limited to, remarketing fees and expenses and attorneys’ fees and expenses) that may be necessary or advisable in connection with the realization of such estimates and projections.

Forward - Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning. These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.